CERTIFICATE OF AMENDMENT
OF THE
AMENDED AND RESTATED BYLAWS
OF
ADVENTRX PHARMACEUTICALS, INC.
(a Delaware corporation)

The undersigned hereby certifies that:

1. I am now and at all times herein mentioned have been the duly elected, qualified and acting secretary of ADVENTRX Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

2. By resolutions duly adopted by the Board of Directors of the Company at a meeting of the Board of Directors held on December 8, 2011, a new Article X shall be added to the Amended and Restated Bylaws of the Company, which shall read in its entirety as follows:

ARTICLE X
FORUM FOR ADJUDICATION OF DISPUTES

The Court of Chancery of the State of Delaware shall be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim against the corporation arising pursuant to any provision of the General Corporation Law of the State of Delaware, the Certificate of Incorporation of the corporation or these Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine; provided, however, that the corporation may consent to an alternative forum for any such proceedings upon the approval of the board of directors of the corporation.

3. The aforementioned resolutions have not been modified or rescinded and are, at the date of this Certificate of Amendment, in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment effective as of December 8, 2011.

ADVENTRX PHARMACEUTICALS, INC.
By:	/s/ Patrick L. Keran

Patrick L. Keran President, Chief Operating Officer and Secretary